Exhibit (a)(17)










[CONRAIL LOGO]

FOR IMMEDIATE RELEASE

CONTACTS:

               Conrail Inc.             Abernathy MacGregor Group
               Craig MacQueen           Joele Frank/Dan Katcher
               (215) 209-4594           (212) 371-5999

The Following Letter Is Being Sent By The Independent Directors Of Conrail To The Board Of Directors Of Norfolk Southern Corporation:

To the Board of Directors of Norfolk Southern Corporation:

     On October 14, 1996, the undersigned independent directors of

Conrail Inc. unanimously approved a merger of equals with CSX

Corporation to create one of the world's leading transportation and logistics companies. That transaction offered value to our

shareholders at the high-end of what has been paid in other railroad mergers, and the business combination contemplated clearly was and is in the best interests of Conrail and its constituencies. Before approving that merger, we carefully considered the relative merits of a merger with Norfolk Southern rather than with CSX, and we

unanimously determined that the combination with CSX was and is in

Conrail's best interest and represents the superior business combination for Conrail. In making that decision, we were fully aware that Norfolk Southern had expressed an interest in acquiring Conrail.

          CSX has now agreed to increase significantly the value

offered to the Conrail shareholders. Conrail's shareholders will now receive more value for their shares, and Conrail's other

constituencies will continue to get the tremendous benefits resulting from the CSX merger. The independent directors of Conrail are unanimously committed to the CSX merger.

                                -more-

     The Conrail independent directors not only are united in their commitment to the CSX transaction, but are united in their support of our Chairman, David LeVan. Thanks in large measure to Mr. LeVan, our merger of equals with CSX will provide Conrail shareholders with near-

term value at the high-end of what has ever been paid in a railroad merger and the opportunity to participate, with all our other constituencies, in the tremendous benefits we anticipate from the new company.

     We have high regard for Norfolk Southern and its Board, but we simply do not believe that a sale of Conrail to Norfolk Southern is in the best interest of Conrail and its constituencies.

                                    Very truly yours,

                                    The Independent Directors of
                                    Conrail Inc.